EXHIBIT 10.1

2013 Sales Compensation Plan April 1, 2013 to December 31, 2013

Name:        Jimmy Duan
Role:        SVP, Chief Technology Officer
ID#:        1096
Manager:    Leslie Stretch

Threshold/Quotas     Q1’13        Q2’13        Q3’13        Q4’13        2013 Totals
Services Revenue:     $ 4,800,000    $ 5,100,000    $ 5,200,000    $ 5,600,000    $20,700,000
Services Margin:     $ 151,000    $ 782,000    $ 780,000    $ 784,000    $ 2,497,000
RR Gross Margin:     $12,957,000    $13,039,000    $14,379,000    $15,890,000    $56,265,000

Base rates
Services Revenue:            0.23%
Services Margin:                 1.92%
RR Gross Margin:             0.17%

Accelerators
Services Revenue (>$22,770,000):        0.46%
Services Margin (>$2,747,000):         3.84%
RR Gross Margin (>$61,891,000):         0.34%

Note: Payout is Quarterly.

1. What is Commissionable?
The following are all commissionable and subject to exclusions and carve-outs as noted in Sections II, III, and IV.

A    Services Revenue: Reported Quarterly Services Revenue.

B.    Services Margin (Retained Recurring): Reported Quarterly Services Gross Margin.

C.    Recurring Revenue Gross Margin: Reported quarterly Recurring Revenue Gross Margin.

2. Threshold/Quota Attainment:
Threshold/Quota is attained by aggregating the plan year’s attainment for each plan component. Threshold/Quota is achieved when the YTD value of each plan component reaches the Threshold/Quota number assigned to the participant
3. Commission
Commission Definitions

A.    Services revenue rate is the base commission rate that will be paid on all applicable reported services revenue and is paid on a quarterly basis.

B.    Services margin Rate is the commission rate paid on reported services gross margin and is paid on a quarterly basis.

B.    Recurring Revenue Gross Margin rate is the commission rate paid on reported Recurring Revenue gross margin and is paid on a quarterly basis.

4. Terms of Payment:
Earned Commissions and Bonuses will be paid in the following month's ending payroll following quarter end (e.g. Q1’13 earnings paid in Apr-13). Participant must be an employee of Callidus at the time commissions are earned.
5. General Terms:

A.
Modification and Interpretation: Callidus reserves the right to modify this Plan at will, with or without notice. In the event of conflict of interpretation, the judgment of the Vice President, Sales, and the CFO of Callidus, acting in concert shall be final and binding.

B.	Performance: Any sales representative who maintains two consecutive quarters of no Threshold/Quota attainment is subject to discipline up to and including termination.

C.
No Employment Agreement: This Plan is not to be construed in any way to be any form of employment agreement and I understand and acknowledge that my employment with the company is "at-will," which means that my employment is for no definite period and may be terminated by me or by the Company at any time for any reason, with or without good cause and with or without advance notice. I also understand that any representation to the contrary is unauthorized and invalid unless obtained in a writing signed by an officer of the Company.

D.
Termination: All compensation including base salary, commissions, TCV commissions for customers not yet paid, and bonuses will cease to be earned on the last day of work. Only expenses incurred during employee's employment will be reimbursed by Callidus Software. If employment terminates or is terminated for any reason whatsoever, Callidus Software will forward a statement of commission account to the participant within thirty (30) days after the effective date of such termination. This statement will be accompanied by a check for commissions earned up to the date of termination. All clawbacks for which the participant is responsible (inclusive of recoverable draws), and all outstanding expenses owed to Callidus Software by the participant will be netted against commissions and all other monies then owing or accruing.

E.
Mandatory Arbitration: I further agree that the Company and I are required to submit to binding arbitration any claim that relates to the termination of my employment or claims of harassment, discrimination or retaliation that occurs during my employment, and that we each waive our rights to trial by jury of such claims. This agreement applies to any claim relating to my employment that the Company may have against me, or any claims relating to the termination of my employment or claims of harassment, discrimination or retaliation that occurs during my employment that I may have against the Company or against its officers, directors, employees or agents. The agreement to arbitrate does not, however, relate to claims by me or the Company for preliminary injunctive relief. Any arbitration commenced pursuant to this agreement shall take place in Santa Clara County, California, and shall proceed according to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim is submitted. This agreement in no way limits the relief to which I would otherwise be entitled in a judicial action, and the Company shall pay the arbitrator's expenses and fees, all meeting room charges and any other expenses that would not have been incurred if the case had been brought in court, where required by law. The arbitrator's written opinion and final award, including findings of fact, shall be subject to judicial review as provided in California Code of Civil Procedure section 1285.

6. Acknowledgement:

Approving this compensation plan by signing below indicates that you have read, understand and agree to the terms and conditions of this compensation plan.

Name:    Jimmy C. Duan________

Signed:    /s/ JIMMY C. DUAN

Date:    October 28, 2013